Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State or Country of Organization
Alti Forge Holding S.a.r.l.	Switzerland
Alti Forge JSC	Russian Federation
Alumax LLC	Tennessee
Alumax U.K. Limited	United Kingdom
Arconic Aluminium Deutschland Internationale VmbH & Co.	Germany
Arconic Architectural Products LLC	Delaware
Arconic Architectural Products SAS	France
Arconic Austria Services GmbH	Austria
Arconic Automotive Castings G.P.	Michigan
Arconic China Investment Company Ltd.	China
Arconic Closure Systems International UK Limited	United Kingdom
Arconic Davenport LLC	Iowa
Arconic France Holding SAS	France
Arconic GmbH	Germany
Arconic Holding GmbH	Germany
Arconic Hungary Finance Kft	Hungary
Arconic India Private Ltd.	India
Arconic International Asia Ltd.	Hong Kong
Arconic Italia S.r.l.	Italy
Arconic Korea, Ltd.	South Korea
Arconic Kunshan Aluminum Products Company, Ltd.	China
Arconic Lafayette LLC	Indiana
Arconic Lancaster Corp.	Delaware
Arconic Manufacturing Gb Limited	United Kingdom
Arconic Massena LLC	New York
Arconic Nederland Holding B.V.	Netherlands
Arconic Participacoes Ltda.	Brazil
Arconic Qinhuangdao Aluminum Industries Co., Ltd.	China
Arconic Service LLC	Pennsylvania
Arconic Technology LLC	Pennsylvania
Arconic Tennessee LLC	Tennessee
Arconic Tube Specialties Inc.	Pennsylvania
Arconic UK Finance	United Kingdom
Arconic UK Holdings Limited	United Kingdom
Halethorpe Extrusions, Inc.	Delaware
Kawneer Aluminium Deutschland, Inc.	Germany
Kawneer Commercial Windows LLC	Pennsylvania
Kawneer Company Canada Limited	Canada
Kawneer Company, Inc.	Delaware
Kawneer Espana S.L.	Spain
Kawneer France S.A.	France
Kawneer Nederland B.V.	Netherlands
Kawneer U.K. Limited	United Kingdom
OOO Arconic Rus Investment Holdings	Russian Federation
Pimalco, Inc.	Arizona
Wexal International Limited	Ireland
ZAO Arconic SMZ	Russian Federation